                                                                  EXHIBIT (d)(2)

                           VOTING AND TENDER AGREEMENT

                  THIS VOTING AND TENDER AGREEMENT, dated January 3, 2002 (the "AGREEMENT"), is by and among William Kingson, Fadi Ghandour and Rula Ghandour (each a "SHAREHOLDER" and collectively, the "SHAREHOLDERS"), Rasmala Distribution (Cayman) Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands ("PARENT"), and Rasmala Distribution (Bermuda) Limited, a company organized under the laws of Bermuda ("PURCHASER").

                                    RECITALS

          WHEREAS, simultaneously with the execution of this Agreement, Parent, Purchaser and Aramex International Limited, a company organized under the laws of Bermuda (the "COMPANY"), have entered into an Agreement and Plan of Amalgamation (the "AMALGAMATION AGREEMENT"), pursuant to which Purchaser has agreed, among other things, to commence a cash tender offer (as such tender offer may hereafter be amended from time to time, the "OFFER") to purchase all of the Company's common shares, par value $0.01 per share (the "COMMON SHARES") (including Common Shares issuable in respect of Options that have been "conditionally exercised" by the holder thereof for purposes of participating in the Offer), followed by either a compulsory acquisition of the remaining outstanding Common Shares or the amalgamation of the Company and the Purchaser (the "AMALGAMATION");

         WHEREAS, as of the date hereof, each Shareholder is the registered and beneficial owner of, and has the sole right to vote and dispose of, the number of Common Shares listed opposite such Shareholder's name on Schedule I; and

         WHEREAS, as a condition to the willingness of Parent and Purchaser to enter into the Amalgamation Agreement, each of Parent and Purchaser has required that the Shareholders agree, and in order to induce Parent and Purchaser to enter into the Amalgamation Agreement, each Shareholder has agreed, to enter into this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein and in the Amalgamation Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

         1. CERTAIN DEFINITIONS. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Amalgamation Agreement. In addition, for purposes of this Agreement:

         "AFFILIATE" means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

         "BENEFICIALLY OWN" or "BENEFICIAL OWNERSHIP" means, with respect to any securities, having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all Affiliates of such Person and all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder.

         "ESCROW AGREEMENT" means the Escrow Agreement dated the date hereof among Parent, Purchaser, the Shareholders and the Escrow Agent named therein.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "OWNED SHARES" means, with respect to any Shareholder, the Common Shares either Beneficially Owned by or registered in the name of such Shareholder on the date hereof or which may

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hereafter be acquired by such Shareholder; provided, that in the event of any replacement or subsequent tender offer, Owned Shares shall mean the Common Shares then Beneficially Owned by or registered in the name of such Shareholder.

         "OPTIONS" means, with respect to any Shareholder, the options to acquire Common Shares, which option is now owned or may hereafter be acquired by such Shareholder.

         "PERSON" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

         "REPRESENTATIVE" means, with respect to any Person, such Person's officers, directors, employees, agents and representatives (including any investment banker, financial advisor, agent, representative or expert retained by or acting on behalf of such Person or its subsidiaries).

         "TRANSFER" means, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security or the Beneficial Ownership thereof, the offer to make such a sale, transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, "TRANSFER" shall have a correlative meaning.

         2. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. Each of the Shareholders hereby severally represents and warrants to Parent and Purchaser, in each case as to himself or herself only, as follows:

         (a) Such Shareholder is the Beneficial Owner or registered holder of the Owned Shares and Options listed opposite such Shareholder's name on Schedule
I. Such Owned Shares and Options are all the securities of the Company either Beneficially Owned by or registered in the name of such Shareholder as of the date hereof and such Shareholder owns no other rights or interests exercisable for or convertible into any securities of the Company. Such Owned Shares and Options are owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreement, limitations of any kind on the Shareholder's voting rights, charges and other encumbrances of any nature whatsoever except, with respect to the Options, the option plans and agreements pursuant to which such Options were issued. None of the Owned Shares and Options is currently subject to any voting trust, proxy or other contract, arrangement or restriction with respect to the voting or disposition of the Owned Shares or Options, except as expressly contemplated by this Agreement.

         (b) Such Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby.

         (c) This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a legal, valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms (subject to bankruptcy, insolvency or similar laws of general application affecting the enforcement of creditors' rights generally and to general principles of equity).

         (d) None of the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby or compliance by such Shareholder with any of the provisions hereof will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, lease, permit, franchise, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Shareholder is a party and which imposes a lien or restriction on such Shareholder's Owned Shares or Options or (ii) violate any order, writ, injunction, decree, judgment, law, statute, rule or regulation applicable to such Shareholder and his or her Owned Shares or Options.

         (e) The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any governmental

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body, agency or official except for applicable requirements, if any, of the
Exchange Act or the Exchange Control Regulations 1973 of Bermuda, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Shareholder of his or her obligations under this Agreement.

         3. TENDER OF SHARES. Each Shareholder agrees that he or she shall (i) tender, or cause the Registered Holder (as defined below) to tender, pursuant to and in accordance with the terms of the Offer (or any replacement or subsequent tender offer by Parent or any of its subsidiaries for Common Shares made prior to the termination of this Agreement), all Owned Shares and (ii) "conditionally exercise" any and all Options pursuant to and in accordance with the terms of the Offer (or any replacement or subsequent tender offer by Parent or any of its subsidiaries for Common Shares underlying "conditionally exercised" Options made prior to the termination of this Agreement) and shall not withdraw any of such Owned Shares, "conditionally exercised" Options or Owned Shares underlying "conditionally exercised" Options, except following expiration of the Offer pursuant to its terms or the termination of this Agreement pursuant to Section 13.

         4. VOTING OF OWNED SHARES. During the period commencing on the date hereof and continuing until the earlier of (x) the consummation of the Offer and
(y) the termination of this Agreement in accordance with Section 13, each of the Shareholders hereby agrees as follows:

         (a) unless Parent consents or requests otherwise, each Shareholder shall, and shall cause the registered holder on any applicable record date with respect to any Owned Shares of such Shareholder (the "REGISTERED HOLDER") to, from time to time, at any meeting of shareholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, or in connection with any written consent of the holders of Common Shares, or in any other circumstances upon which a vote, consent or approval with respect to the Amalgamation, the Amalgamation Agreement or any of the transactions contemplated hereby or thereby are sought: (i) if a meeting is held, appear at such meeting or otherwise cause the Owned Shares to be counted as present thereat for purposes of establishing a quorum, and (ii) vote (or cause to be voted), in person or by proxy, or consent (or cause to be consented) the Owned Shares and any other voting securities of the Company (whether acquired heretofore or hereafter) as to which such Shareholder has, directly or indirectly, the right to vote or direct the voting in favor of the Amalgamation, the Amalgamation Agreement and any other transactions contemplated hereby and thereby; and

         (b) unless Parent consents or requests otherwise, at any meeting of the shareholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, or in connection with any written consent of the holders of Common Shares, or in any other circumstances upon which a vote, consent or approval of any of the shareholders of the Company is sought, to vote (or cause to be voted), in person or by proxy, or consent (or cause to be consented) the Owned Shares against any proposal for any extraordinary corporate transaction, including a recapitalization, dissolution, liquidation, or sale of assets of the Company or any amalgamation, consolidation or other business combination (other than the Amalgamation), between the Company and any Person (other than Purchaser, Parent, or a subsidiary of Parent) or any other action or agreement that is intended or which reasonably could be expected to: (i) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company or any Group Entity under the Amalgamation Agreement, (ii) result in any of the conditions to the Company's obligations under the Amalgamation Agreement not being fulfilled or (iii) impede, interfere with, delay, postpone or adversely affect the Offer, the Amalgamation and the transactions contemplated by the Amalgamation Agreement (the items in this clause (b), collectively, the "NEGATIVE VOTING MATTERS");

         5. GRANTING OF PROXY.

         (a) Each Shareholder, by this Agreement, with respect to the Owned Shares, does hereby make, constitute and appoint Parent, or any nominee of Parent, with full power of substitution and resubstitution, to the fullest extent of each Shareholder's rights with respect to the Owned Shares (including any and all other shares or securities issued or issuable in respect thereof on or after the date hereof) as his true and lawful attorney and proxy for and in his or her name, place and stead, to exercise all voting and other rights (including the power, as attorney, to execute and deliver written consents with respect to the Owned Shares) of each of the Owned Shares as his or her proxy, at any meeting of shareholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, or in connection with any written consent of the holders of Common Shares, or in any other circumstances in which a vote, consent or approval of any of the shareholders of the Company is sought (including the right to sign his or her name (as shareholder) to any consent, certificate or other document relating to the Company that the law of Bermuda may permit or require): (i) in favor of the Amalgamation, the Amalgamation Agreement, this Agreement and the other transactions contemplated hereby and by the Amalgamation Agreement; (ii) against any Negative Voting Matter or any other action or agreement that would result in a breach or inaccuracy of, or failure to fulfill, any covenant, representation, warranty, obligation or agreement of the Company or any Group Entity under the Amalgamation Agreement; and (iii) in favor of any other matter necessary for the consummation of the Offer, the Amalgamation and the other transactions contemplated by the Amalgamation Agreement and this Agreement. Each Shareholder further agrees to cause the Owned Shares to be voted or consented in accordance with the foregoing.

         (b) The proxy and power of attorney hereby granted by each Shareholder to Parent, or any nominee of Parent, is granted as of the date hereof in order to secure the obligations of Shareholder provided for herein and is irrevocable and coupled with an interest in such obligations and is granted in consideration of Parent's entering into this Agreement and the Amalgamation Agreement. This proxy and power of attorney will terminate upon the termination of this Agreement in accordance with its terms.

         (c) Each Shareholder authorizes Parent, or any nominee of Parent, to file this proxy and power of attorney and any substitution or revocation of substitution with the Secretary of the Company and, if necessary, with any inspector of elections or other appropriate person at any meeting of the shareholders of the Company.

         (d) Upon the execution hereof, all prior proxies or powers of attorney in conflict with this proxy and power of attorney given by any of the Shareholders with respect to the Owned Shares (including any and all other shares or securities issued or issuable in respect thereof on or after the date hereof) are hereby revoked.

         6. ACKNOWLEDGMENT. Each Shareholder acknowledges receipt and review of a copy of the Amalgamation Agreement and the Escrow Agreement.

         7. NO INCONSISTENT AGREEMENT. Each Shareholder hereby covenants and agrees that, except as contemplated by this Agreement, such Shareholder shall not enter into any agreement, arrangement or understanding with, or grant a proxy or power of attorney to, any Person with respect to the Owned Shares which would prevent such Shareholder from complying with his or her obligations under this Agreement.

         8. CERTAIN COVENANTS.

         (a) Each Shareholder covenants and agrees that if the proxy granted by him or her in favor of Parent in Section 5 above has not been approved by the Board of Directors of the Company on or before the date of this Agreement, he or she will execute a proxy in the form attached as Exhibit A and file such proxy with the Company.

         (b) Simultaneous with payment by the Purchaser to each Shareholder for the Owned Shares tendered in accordance with this Agreement, each Shareholder hereby directs Purchaser, or its agent, to deduct from such payment and wire the amount in Dollars set forth next to such Shareholder's name on Schedule II by wire transfer to the account listed on Schedule III (such amounts, in the aggregate, the "ESCROW AMOUNT").

         9. RESTRICTIONS ON TRANSFER, OTHER PROXIES; NO SOLICITATION.

         (a) Each Shareholder hereby covenants and agrees that, until this Agreement is terminated in accordance with Section 13, such Shareholder shall not, directly or indirectly: (i) except as provided in Section 3, transfer to any Person any or all Owned Shares or Options and shall not cause any security interests, liens, claims, pledges, charges, encumbrances, options, rights of first refusal, agreements, or limitations of any kind on such Shareholder's Owned Shares or the voting rights thereto to attach to the Owned Shares or to the Options or any Owned Shares issuable thereunder to be tendered to Purchaser pursuant to Section 3, or
(ii) grant any proxies or powers of attorney, deposit any Owned Shares into a voting trust or enter into a voting agreement, understanding or arrangement with respect to such Owned Shares.

         (b) From the date hereof until the consummation of the Offer or the termination of this Agreement in accordance with its terms, each Shareholder (i) shall immediately terminate any discussions with any third party concerning an Acquisition Proposal and (ii) shall not, and shall not permit any of his or her Representatives to, directly or indirectly, (A) encourage, solicit or initiate any Acquisition Proposal, (B) participate in negotiations with, or provide any information to, or otherwise take any other action to assist or facilitate any Person or group (other than Parent or Purchaser or any affiliate or associate of Parent or Purchaser) concerning any Acquisition Proposal, (C) enter into an agreement with any Person, other than Parent, providing for a possible Acquisition Proposal, or (D) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Proposal by any Person, other than by Parent. Notwithstanding the above, such Shareholder may take any actions in the Shareholder's capacity as a director, officer or employee of the Company permitted under the Amalgamation Agreement or as otherwise required by applicable law.

         10. INDEMNIFICATION BY SHAREHOLDERS.

         (a) The Shareholders shall indemnify and hold harmless Parent, Purchaser or the Amalgamated Company, as the case may be, and the officers, shareholders and directors of each (an "INDEMNIFIED PARTY"), from and against any loss, claim, damage, liability, expense (including, without limitation, court costs and reasonable attorneys' and accountants' fees and reasonable costs of investigation incurred in connection with the defense of a claim) or obligation (hereinafter referred to collectively as "INDEMNIFIABLE DAMAGES") which they or any of them may suffer or incur which are related to, caused by or arise out of any:

                  (i) inaccuracy in or breach of the Shareholders' representations and warranties set forth in Section 2 of this Agreement or the Shareholders' failure to fulfil any of their covenants and agreements set forth herein;

                  (ii) net Tax liability (including any interest or penalties the Tax Reviewer reasonably believes the Company would be required to pay as of the time of the Tax Reviewer's determination) based on mathematical errors (taking such errors in the aggregate) that the Tax Reviewer reasonably believes the Company would be required to pay if such errors were raised in an Audit; or

                  (iii) additional Tax liability based on determinations made or positions taken (or failed to be made or taken) by the Company for which the Tax Reviewer reasonably believes the Company did not have a reasonable basis.

         (b) Notwithstanding the foregoing, the Shareholders shall not be liable for indemnification unless written notice of a claim for indemnification is given by an Indemnified Party on or before the date which is six months after the date of this Agreement. If any part of the Escrow Amount is paid to a Claiming Party (as defined in the Escrow Agreement) and at the time of the expiration of the applicable statute of limitations the Company has not either
(i) filed an amended return reflecting such changes to the relevant Tax Authority and paid the corresponding taxes, interest and penalties or (ii) been audited with respect to such mathematical errors or positions and been assessed additional liability in connection with such audit or audits, then the Claiming Party shall promptly return such amount to the Shareholders (in the percentage set forth on Schedule A to the Escrow Agreement).

         (c) Notwithstanding anything else contained herein to the contrary:

                  (i) the Shareholders shall not be liable to indemnify Parent or Purchaser (or the Amalgamated Company, as the case may be) for any Indemnifiable Damages hereunder until the aggregate amount of all Indemnifiable Damages, notice which has been given as provided in this Agreement, shall exceed $50,000 and then for the entire amount of all Indemnifiable Damages;

                  (ii) in no event shall the Shareholders be liable to indemnify for any Indemnifiable Damages relating to Section 10(a)(i) in excess of the amount received by the Shareholders from Purchaser in payment for the Owned Shares and Options; and

                  (iii) in no event shall the Shareholders be liable to indemnify for any Indemnifiable Damages relating to Sections 10(a)(ii) and (iii) in excess of the Escrow Amount.

         The limitations on the Shareholders' indemnity obligations set forth in this Section 10 shall not apply to any Indemnifiable Damages which are determined to have resulted from fraud on the part of the Shareholder, the Company or any Group Entity.

         (d) An Indemnified Party shall notify the Shareholders and the Escrow Agent in writing, of any claim or event known to it which does, or in its reasonable judgement may, give rise to a claim for indemnification under this
Section 10 (an "INDEMNIFIABLE CLAIM"). Such notice shall describe the Indemnifiable Claim, the amount or estimated amount thereof and the basis therefor. The Shareholders shall have 30 days to respond to each such notice, unless the claim relates to a claim, action, suit or proceeding brought by any Person who is not a party to this Agreement (a "THIRD-PARTY CLAIM"), in which case the Shareholders shall respond timely and promptly. In the event a response to a notice of a Third-Party Claim is not timely made, the Indemnified Party may respond to such Third-Party claim as it sees fit and seek indemnification thereafter pursuant to the terms hereof. The omission of any Indemnified Party to notify the Shareholders of any such Indemnifiable Claim shall not relieve the Shareholders from any liability in respect of such Indemnifiable Claim except, and only to the extent that, such failure shall result in material prejudice to the Shareholders.

         If the Indemnifiable Claim is based on a Third-Party Claim, the Shareholders will be entitled to participate in the negotiation or administration thereof and, to the extent that such Indemnifiable Claim relates to the liability of the Shareholders, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. Any Indemnified Party shall have the right to employ separate counsel in any such Third-Party Claim and to participate in the defense thereto, but the fees and expenses of such counsel shall not be at the expense of the Shareholders unless (i) the Shareholders shall have timely failed to assume the defense of such Third-Party Claim, (ii) the employment of such counsel has been specifically authorized by the Shareholders, or (iii) the Shareholders' counsel is prohibited under applicable rules of professional responsibility from representing the interests of both parties in such defense. If the Shareholders do not assume the defense of a Third-Party Claim, the Indemnified Party may assume the defense and seek indemnification from time to time as the amount of the claim for which it is entitled to be indemnified becomes liquidated. Notwithstanding the foregoing, neither party shall pay, settle or compromise any such Third-Party Claim without the prior written approval of the other party, which approval shall not be unreasonably withheld or delayed. In connection with any Third-Party Claims, the party claiming indemnification shall cooperate fully to make available to the defending party all pertinent information under its control.

         (e) To secure the indemnification obligations described in this Section 10, the Escrow Amount will be deposited into an escrow account in accordance with the Escrow Agreement. The Escrow Amount will be subject to delivery to the Shareholders, Parent or Purchaser (or the Amalgamated Company, as the case may be) on the terms and subject to the conditions set forth in the Escrow Agreement.

         11. STOP TRANSFER. No Shareholder shall request that the Company register the Transfer (book-entry or otherwise) of any certificated or uncertificated interest representing any of the Owned Shares (including Owned Shares issuable under the Options), unless such Transfer is made in compliance with this Agreement.

         12. FURTHER ASSURANCES. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

         13. TERMINATION. This Agreement, except for the provisions of Sections 2, 8, 10 and 14, shall terminate upon the earlier of (a) the date upon which Purchaser shall have purchased and paid for all of the Owned Shares of such Shareholder in accordance with the Offer (or any subsequent or

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replacement tender offer by Parent or any of its subsidiaries), (b) the date upon which the Amalgamation Agreement is terminated pursuant to Sections 8.01(a)
- (d) thereof and (c) the date which is ninety (90) days after the date of the Amalgamation Agreement if, by such date, Purchaser has not accepted for payment Common Shares (including Common Shares underlying Options "conditionally exercised" by the holders thereof for purposes of participating in the Offer) tendered pursuant to the Offer in accordance with the terms thereof.

         14. MISCELLANEOUS.

         (a) ENTIRE AGREEMENT. This Agreement, the Amalgamation Agreement and the Escrow Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

         (b) COSTS AND EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         (c) ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors, personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (whether by operation of law or otherwise) by any Shareholder, on the one hand, or Parent or Purchaser, on the other, without the prior written consent of Parent and Purchaser, or the Shareholders, respectively; provided, that Parent and Purchaser may assign their respective rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent which is an assignee of such parties' rights and obligations under the Amalgamation Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         (d) AMENDMENTS. This Agreement may not be amended, changed, supplemented, or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The parties may waive compliance by the other parties hereto with any representation, agreement or condition otherwise required to be complied with by such other party hereunder, but any such waiver shall be effective only if in writing executed by the waiving party.

         (e) NOTICE. All notices and other communications hereunder shall be in writing and shall be deemed given upon (i) transmitter's confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or when delivered by hand or (iii) the expiration of five Business Days after the day when mailed by certified or registered mail, postage prepaid, addressed to the following addresses (or at such other address for a party as shall be specified by like notice):

         If to Parent or Purchaser:

         Rasmala Distribution (Cayman) Limited
         Emirates Towers Offices
         10th Floor, Suite 10A
         Sheikh Zayed Road
         P.O. Box 31145
         Dubai, United Arab Emirates
         Attention:    Arif Naqvi and Ali Samir al Shihabi
         Facsimile:    +971 4 330 3438

         Rasmala Distribution (Bermuda) Limited
         Emirates Towers Offices
         10th Floor, Suite 10A
         Sheikh Zayed Road
         P.O. Box 31145
         Dubai, United Arab Emirates
         Attention:    Arif Naqvi and Ali Samir al Shihabi
         Facsimile:    +971 4 330 3438

         Copy to:

         Norton Rose
         Kempson House
         Camomile Street
         London, UK EC3A 7AN
         Attention: Tim Marsden
         Facsimile: +44 (0)20 7283 6500

         If to the Shareholders:

         William Kingson
         969 Fifth Avenue
         New York, NY 10021

         Fadi Ghandour
         2 Badr Shaker Al Sayyab Street
         Um Uthanya P.O. Box 3371
         Amman  11181
         Jordan
         Facsimile: +962 6 553 7451


         Rula Ghandour
         2 Badr Shaker Al Sayyab Street
         Um Uthanya P.O. Box 3371
         Amman  11181
         Jordan
         Facsimile: +962 6 553 7451


         Copy to:

         Wilmer, Cutler & Pickering
         2445 M Street, NW
         Washington, DC 20037
         Attention:  Stephen Doyle
         Facsimile:  +1 202 663 6363

         (f) SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

         (g) SPECIFIC PERFORMANCE. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (i) will waive, in any action for specific performance, the defense of adequacy of a

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

remedy at law and (ii) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement.

         (h) REMEDIES. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party; provided, however, that with respect to Indemnifiable Damages, the Shareholders shall be liable for payment of damages only to the extent set forth in Section 10. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

         (i) DIRECTORS' FIDUCIARY DUTIES. Notwithstanding anything herein to the contrary, nothing set forth herein shall in any way restrict any director, officer or employee in the exercise of his or her fiduciary or other duties as a director, officer or employee of the Company.

         (j) GOVERNING LAW; JURISDICTION.

                  (i) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of law thereof, except as provided in ss.5-1401 of the New York State General Obligation Laws. Each party agrees that the United States District Court for the Southern District of New York is to have non-exclusive jurisdiction to settle any disputes arising out of or relating to this Agreement or any agreements or transactions contemplated hereby and submits himself, herself or itself and his, her or its property to the non-exclusive jurisdiction of the foregoing courts with respect to such disputes.

                  (ii) Without prejudice to any other mode of service:

                           (A) the Shareholders each appoint National Registered
                  Agents, Inc., 440 Ninth Avenue, 5th Floor, New York, NY 10001, as his or her agent for service of process relating to any proceedings before the federal courts in New York in connection with this Agreement and agree to maintain the process agent in New York notified to Parent and Purchaser;

                           (B) Parent and Purchaser each appoint CT Corporation
                  System, 111 Eighth Avenue, New York, New York 10011, as its agent for service of process relating to any proceedings before the federal courts in New York in connection with this Agreement and agree to maintain the process agent in New York notified to the Shareholders;

                           (C) each party agrees that failure by a process agent
                  to notify him, her or it of the process shall not invalidate the proceedings concerned; and

                           (D) each party consents to the service of process
                  relating to any such proceedings by prepaid mailing of a copy of the process to his, her or its respective agent at the address identified in paragraph (A) or (B) above or by prepaid mailing by air mail, certified or registered mail of a copy of the process to it at the address set forth in Section 14(e).

                  (iii) Each of the parties hereto:

                           (A) waives objection to the federal courts in New
                  York on grounds of inconvenient forum, venue or otherwise as regards proceedings in connection with this Agreement or any agreements or transactions contemplated hereby; and

                           (B) agrees that a final judgment or order of a
                  federal court in New York in connection with this Agreement or any agreements or transactions contemplated hereby is conclusive and binding on him, her or it, subject to appellate review, and may be enforced against him, her or it in the courts of any other jurisdiction.

         (k) HEADINGS AND REFERENCES. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Except as specifically stated otherwise, references to Articles, Sections, Schedules and Exhibits refer to Articles, Sections, Schedules and Exhibits of this Agreement. References to this Agreement shall include the Schedules and Exhibits hereto.

         (l) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.



                            [SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, Parent, Purchaser and each Shareholder have caused this Agreement to be duly executed as of the day and year first above written.



                             RASMALA DISTRIBUTION (CAYMAN) LIMITED


                             By:     /s/ Ali Samir al Shihabi
                                    --------------------------------------------
                             Name:   Ali Samir al Shihabi
                                    --------------------------------------------
                             Title:  Director
                                    --------------------------------------------


                             RASMALA DISTRIBUTION (BERMUDA) LIMITED


                             By:     /s/ Ali Samir al Shihabi
                                    --------------------------------------------
                             Name:   Ali Samir al Shihabi
                                    --------------------------------------------
                             Title:  Director
                                    --------------------------------------------


                                    /s/ Fadi Ghandour
                                    --------------------------------------------
                                    Fadi Ghandour


                                    /s/ Rula Ghandour
                                    --------------------------------------------
                                    Rula Ghandour


                                    /s/ William Kingson
                                    --------------------------------------------
                                    William S. Kingson

                                    EXHIBIT A

                                  Form of Proxy



                                  See attached.

                                    EXHIBIT A

                                FORM OF P R O X Y

                          ARAMEX INTERNATIONAL LIMITED

This proxy is solicited on behalf of the Board of Directors of Aramex International Limited.

       The undersigned shareholder of Aramex International Limited (the "Company") hereby constitutes and appoints Rasmala Distribution (Cayman) Limited or any nominee of Rasmala Distribution (Cayman) Limited attorney and proxy of the undersigned, with power of substitution, to attend, vote and act for the undersigned at any special meeting of shareholders of the Company, a Bermuda Company, to be held at any such time and at any such place as is determined by the Board of Directors of the Company from time to time, and at any adjournments thereof, during the period commencing with the date hereof and expiring on the earlier of eleven months from the date hereof or the termination of the Voting and Tender Agreement referred to below, with respect to the following on the reverse side of this Proxy card:

(To be continued and signed on reverse side).

This proxy is irrevocable and is coupled with an interest of the undersigned in the shares of the Company and the obligations of the undersigned pursuant to a Voting and Tender Agreement to be entered into by the undersigned on the date hereof. Capitalised terms used but not defined herein have the meanings given such terms in such Voting and Tender Agreement.


[X]    Please mark your votes as in this example

Example

Approve the proposed

       FOR                    AGAINST                  ABSTAIN
       [X]                    [ ]                      [ ]

Resolutions

1. The Amalgamation, the Amalgamation Agreement, the Voting and Tender Agreement and the other transactions contemplated thereby and by the Amalgamation Agreement and any other matters necessary for the consummation of the Offer, the Amalgamation and the other transactions contemplated by the Amalgamation Agreement and the Voting and Tender Agreement.

       FOR                    AGAINST                  ABSTAIN
       [X]                    [ ]                      [ ]

2. Any Negative Voting Matter or any other action or agreement that would result in a breach or inaccuracy of, or failure to fulfil any covenant, representation, warranty, obligation or agreement of, the Company or any Group Entity under the Amalgamation Agreement.

       FOR                    AGAINST                  ABSTAIN
       [ ]                    [X]                      [ ]

If not otherwise directed, this proxy will be voted FOR the matters set out at number 1 above and AGAINST the matters set out at number 2 above.

The Board of Directors recommends voting in favour of matters set out at number 1 above and against matters set out at number 2 above.

PLEASE DATE, SIGN AND MAIL AT ONCE IN THE ENCLOSED POSTPAID ENVELOPE.

Signature __________________ Date________Signature_________________Date_________
                                         (If held jointly)


NOTE: Please sign exactly as your name appears hereon. If signing as attorney, executor, administrator, trustee, guardian or the like, please give your full title as such. If signing for a corporation, please give your title.

                                   SCHEDULE I

                                  Owned Shares

                                                                                   Number of Owned
                                                                                  Shares over which
                                         Number of                                 Shareholder has
                                       Owned Shares                              Investment or Voting
                                     (Beneficially or          Number of         Power (not included in
Name of Shareholder                    registered)1          Options owned           prior columns)
-------------------                  ----------------        -------------       ----------------------
Fadi Ghandour2                             606,305              100,000                      0

Rula Ghandour2                             618,750                    0                      0

William Kingson                          1,231,600              100,000                      0

TOTAL:                                   2,456,655              200,000                      0


----------

1 Other than Owned Shares issuable upon exercise of Options listed in the next column.

2 Fadi and Rula Ghandour beneficially own each other's Owned Shares. The figures presented in this Schedule do not assume beneficial ownership of such shares.

                                   SCHEDULE II

                                  Escrow Amount



                                             AMOUNT TO BE HELD IN ESCROW ACCOUNT
SHAREHOLDER                                       UNDER THE ESCROW AGREEMENT
-----------                                  -----------------------------------
Fadi Ghandour                                             $125,000
Rula Ghandour                                             $125,000
William Kingson                                           $250,000
TOTAL:                                                    $500,000

                                  SCHEDULE III

                           Escrow Account Information

Chase Manhattan Bank
55 Water Street
New York, NY

Account No.:    610 - 093 - 045

ABA No.:        021 - 000 - 021

American Stock Transfer & Trust Company as agent for Rasmala Distribution (Cayman) Limited, Rasmala Distribution (Bermuda) Limited, Fadi Ghandour, Rula Ghandour and William Kingson pursuant to an Escrow Agreement dated January 3, 2002